EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

For immediate release

 ADDERALL XR® - Impax Files Suit against Shire for
Invalidity and Non-infringement of U.S. Patent No. 6,913,768

Basingstoke, UK and Philadelphia, US - November 11, 2005 - Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces that its subsidiary Shire Laboratories Inc. has been notified that Impax Laboratories, Inc. (“Impax”) has filed a declaratory judgment complaint against it in the District Court of Delaware. The lawsuit involves an ANDA (Abbreviated New Drug Application) filed by Impax seeking FDA approval to market and sell generic versions of Shire’s 5 mg, 10 mg, 15 mg, 20 mg, 25 mg and 30 mg ADDERALL XR® products. Impax alleges in its complaint that Shire’s U.S. Patent No. 6,913,768 (“the ‘768 Patent”) is invalid and not infringed by Impax. The ‘768 patent issued to Shire on July 5, 2005.

On October 20, 2005, Shire previously announced that it had filed a lawsuit in the U.S. District Court for the Southern District of New York against both Barr Laboratories, Inc. (“Barr”) and Impax for infringement of the same ‘768 Patent.

Shire also has separate pending patent litigations against Barr and Impax regarding U.S. Patent Nos. 6,322,819 and 6,605,300, in New York and Delaware, respectively. ADDERALL XR® is Shire’s leading Attention Deficit Hyperactivity Disorder (“ADHD”) medicine.

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For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160

	Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280

	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), renal diseases and human genetic therapies. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise, patents, including, but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including, but not limited to, the expected product approval dates of MTS (METHYPATCH) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), I2S (iduronate-2-sulfatase) (Hunter syndrome), and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire’s ability to benefit from its acquisition of TKT, Shire's ability to secure new products for commercialization and/or development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year to December 31, 2004.